Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-225773) pertaining to SciSparc Ltd.’s (the “Company”) Israeli Share Option Plan (2005) and Israeli Share Option Plan (2015) and in the Registration Statements on Form F-3 (File No. 333-269839, File No. 333-266047, File No. 333-233417, File No. 333-248670 and File No. 333-255408) of our report dated May 1, 2023, with respect to the consolidated financial statements of the Company and its subsidiaries, included in this annual report on Form 20-F for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer
Tel Aviv, Israel	Kost Forer Gabbay & Kasierer
May 1, 2023	A member firm of Ernst & Young Global